Exhibit 10.2
FIRST AMENDMENT TO SECOND AMENDED AND RESTATED
OMNIBUS AGREEMENT
     THIS FIRST AMENDMENT TO SECOND AMENDED AND RESTATED OMNIBUS AGREEMENT (“Amendment”) is entered into on, and effective as of, April 27, 2010, and is by and among Targa Resources, Inc., a Delaware corporation (“Targa”), Targa Resources LLC, a Delaware limited liability company, Targa Resources GP LLC, a Delaware limited liability company (the “General Partner”), and Targa Resources Partners LP, a Delaware limited partnership (the “Partnership”). The above-named entities are sometimes referred to in this Agreement each as a “Party” and collectively as the “Parties.”
R E C I T A L S:
     1. The Parties have heretofore entered into that certain Second Amended and Restated Omnibus Agreement, dated and effective as of September 24, 2009 (the “Omnibus Agreement”), which among other things, (i) evidences their agreement with respect to the amount to be paid by the Partnership for certain general and administrative services to be performed by Targa and its Affiliates as well as direct expenses, including operating expenses, incurred by Targa and its Affiliates for and on behalf of the Partnership Group (as defined in the Omnibus Agreement) and (ii) evidence their agreement with respect to certain indemnification obligations.
     2. The Parties desire to amend the Omnibus Agreement to, among other things, remove a limitation which required Targa to provide general and administrative services to the Partnership Group only for the three year period following the initial public offering by the Partnership and to expand the Omnibus Agreement to cover all businesses hereafter purchased by the Partnership from Targa or its Affiliates and any other assets, operations or businesses that the Partnership Group may acquire, from time to time, after the date hereof which Targa and the Partnership hereafter acknowledge and confirm in writing will be covered by and within the scope of the Omnibus Agreement.
     In consideration of the agreements contained herein, and for other good and valuable consideration, the Parties hereby amend the Omnibus Agreement as follows:
ARTICLE I
DEFINED TERMS
     1.1 Defined Terms. All capitalized terms which are used but not defined in this Amendment shall have meanings assigned to such terms in the Omnibus Agreement.
ARTICLE II
AMENDMENTS TO THE OMNIBUS AGREEMENT
     2.1 The Omnibus Agreement is hereby amended as follows:
     (a) Section 2.1(a) of the Omnibus Agreement is hereby revised and amended in its entirety to read as follows:

     “(a) Targa hereby agrees to continue to provide the Partnership Group with certain general and administrative services, such as legal, accounting, treasury, insurance, risk management, health, safety and environmental, information technology, human resources, credit, payroll, internal audit, taxes, engineering and marketing through the period ending April 30, 2013. These general and administrative services shall be substantially identical in nature and quality to the services of such type previously provided by Targa in connection with their management and operation of the Partnership Group’s assets, operations and businesses prior to their acquisition by the Partnership Group. In the event that the Partnership Group hereafter makes any acquisitions of assets or businesses from Targa or its Affiliates, Targa will provide general and administrative services that are substantially identical in nature and quality to the services of such type previously provided by Targa in connection with their management and operation of such assets or businesses prior to their acquisition by the Partnership. In addition, in the event that the Partnership Group hereafter makes any acquisitions of assets, operations or businesses from any third party and the Parties hereto then acknowledge and agree in writing that such assets, operations or businesses will be covered by the Agreement, Targa will provide and be compensated for similar general and administrative services in support of such assets, operations or businesses.”
     (b) Section 2.2(a)(v) of the Omnibus Agreement is hereby revised in its entirety to read as follows:
     “(v) direct expenses, including operating expenses and certain allocated operating expenses, associated with the ownership and operation of the Partnership Group’s assets, operations and businesses which are subject to this Agreement.”
ARTICLE III
MISCELLANEOUS
     3.1 Assurances. From time to time after the date hereof, and without any further consideration, each of the parties to this Amendment shall execute, acknowledge and deliver all such additional instruments, notices and other documents, and will do all such other acts and things, all in accordance with applicable law, as may be necessary or appropriate to more fully and effectively carry out the purposes and intent of this Amendment.
     3.2 Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the parties signatory hereto and their respective successors and assigns.
     3.3 No Third Party Rights. The provisions of this Amendment are intended to bind the parties signatory hereto as to each other and are not intended to and do not create rights in any other person or confer upon any other person any benefits, rights or remedies and no person is or is intended to be a third party beneficiary of any of the provisions of this Amendment.

     3.4 Counterparts. This Amendment may be executed in any number of counterparts, all of which together shall constitute one agreement binding on the parties hereto.
     3.5 Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts made and to be performed wholly within such state without giving effect to conflict of law principles thereof, except to the extent that it is mandatory that the law of some other jurisdiction shall apply.
     3.6 Severability. If any of the provisions of this Amendment are held by any court of competent jurisdiction to contravene, or to be invalid under, the laws of any political body having jurisdiction over the subject matter hereof, such contravention or invalidity shall not invalidate the entire Amendment. Instead, this Amendment shall be construed as if it did not contain the particular provision or provisions held to be invalid, and an equitable adjustment shall be made and necessary provision added so as to give effect to the intention of the parties as expressed in this Amendment at the time of execution of this Amendment.
     3.7 Amendment or Modification. This Amendment may be amended or modified from time to time only by the written agreement of all the parties hereto.
     3.8 Conflicts. Nothing in this Amendment shall be construed as an agreement to assign any asset, or any interest therein, that is subject to any agreement that, by its terms or pursuant to applicable law, is not capable of being sold, assigned, transferred or delivered without the consent or waiver of a third party or a governmental authority unless and until such consent or waiver shall be given.
     3.9 Effect of Amendment. This Amendment only amends the Omnibus Agreement as specifically provided herein and all other provisions of the Omnibus Agreement remain unchanged.
[Signature page follows]

     IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the day and year first above written.

TARGA RESOURCES, INC.

By: Name:	/s/ Rene R. Joyce Rene R. Joyce
Title:	Chief Executive Officer

TARGA RESOURCES LLC

By: Name:	/s/ Rene R. Joyce Rene R. Joyce
Title:	Chief Executive Officer

TARGA RESOURCES GP LLC

By: Name:	/s/ Rene R. Joyce Rene R. Joyce
Title:	Chief Executive Officer

TARGA RESOURCES PARTNERS LP
By: Targa Resources GP LLC, its General Partner

By: Name:	/s/ Rene R. Joyce Rene R. Joyce
Title:	Chief Executive Officer